Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Brian M. Hall, CFO
Phone: (574) 535-1125
E Mail: LCII@lci1.com

LCI to acquire the furniture manufacturing business of Smoker Craft, Inc.

Elkhart, Indiana – November 30, 2018 – LCI Industries (NYSE: LCII) today announced that its wholly-owned subsidiary, Lippert Components Manufacturing, Inc. (“LCI”), a supplier of a broad array of highly engineered components for the leading original equipment manufacturers (“OEMs”) of leisure vehicles and mobile transportation, and the related aftermarkets of those industries, has acquired the business and certain assets of the furniture manufacturing operation of Smoker Craft Inc., a leading pontoon, aluminum fishing, and fiberglass boat manufacturer located in New Paris, Indiana. First year revenue for the marine furniture business acquired from Smoker Craft is estimated to be approximately $35.0 million.

“We are thankful to our partners at Smoker Craft for entrusting us with their furniture operations,” said Ryan Smith, Senior VP of Sales & Operations for LCI. Continued Smith, “Over the last four years, LCI has become one of the leading suppliers of marine furniture to the industry. We’ve grown to the size we have because of the foundation of trust we’ve built with our marine customer base, along with the steady flow of innovation that we’re pouring into the industry. I’m excited to add the Smoker Craft product to our seating catalog and I assure all of Smoker Craft’s customers that they are in good hands with LCI.”

The purchase price was $28.0 million, which was paid at closing from borrowings under LCI’s $325 million line of credit. Additionally, the parties entered into a long-term supply agreement as part of the transaction.

“Today is an exciting day for Smoker Craft, Inc. As part of our long range growth strategy, we are announcing the sale of our furniture division to Lippert Components,” said Doug Smoker, President and CEO of Smoker Craft, Inc. Continued Smoker, “We feel very comfortable with the Lippert team and believe the cultures at Lippert and Smoker Craft are an ideal fit. In the future this move will free up manufacturing space, giving us the ability to concentrate on building boats. We are excited about this relationship, as well as the as the team concept and core values Lippert brings to our business.”

“We are excited to add Smoker Craft’s furniture manufacturing business to the LCI family. This is very similar to the furniture manufacturing operation that we purchased from Godfrey Marine in 2016, and that transition went extremely well,” said Jason Lippert, LCI CEO. Continued Lippert, “This will be our fourth marine furniture acquisition in the last four years and as we continue to grow in the marine space, more opportunities continue to present themselves. This line of business has grown so significantly that earlier this year we opened a 700,000 square foot facility in Fort Wayne, Indiana to serve our marine customers. We anticipate that the Smoker Craft furniture manufacturing business will remain in New Paris while we transition the operation into the LCI family. I have the utmost confidence in Ryan Smith and his teams to ensure that there is a smooth manufacturing transition with Smoker Craft. We expect this acquisition to be immediately accretive to LCI’s earnings."

About LCI Industries

From over 65 manufacturing and distribution facilities located throughout the United States and in Canada, Ireland, Italy, and the United Kingdom, LCI Industries, through its wholly-owned subsidiary, LCI, supplies, domestically and internationally, a broad array of engineered components for the leading OEMs in the recreation and industrial product markets, consisting of recreational vehicles and adjacent industries, including buses; trailers used to haul boats, livestock, equipment, and other cargo; trucks; boats; trains; manufactured homes; and modular housing. The Company also supplies components to the related aftermarkets of these industries primarily by selling to retail dealers, wholesale distributors, and service centers. LCI’s products include steel chassis and related components; axles and suspension solutions; slide-out mechanisms and solutions; thermoformed bath, kitchen, and other products; vinyl, aluminum, and frameless windows; manual, electric, and hydraulic stabilizer and leveling systems; furniture and mattresses; entry, luggage, patio, and ramp doors; electric and manual entry steps; awnings and awning accessories; electronic components; televisions and sound systems; navigation systems; backup cameras; appliances; and other accessories. Additional information about LCI and its products can be found at www.lci1.com.

Forward-Looking Statements

This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of the Company’s senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, employee benefits, employee retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and in the Company’s subsequent filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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